FIRST GUARANTY BANCSHARES, INC.

400 East Thomas Street
Hammond, Louisiana  70401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2015

To the Shareholders of First Guaranty Bancshares, Inc.:

    You are cordially invited to attend the 2015 Annual Shareholders Meeting (the “Meeting”) of First Guaranty Bancshares, Inc. (the “Company”) which will be held in the Auditorium, second floor, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, on Thursday, May 21, 2015, at 2:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect the Board of Directors to serve until the next Annual Shareholders Meeting and until their successors are duly elected and qualified;

2.	An advisory, non-binding vote to approve our executive compensation as described in this Proxy Statement;

3.	To ratify the appointment of Castaing, Hussey & Lolan, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof. The Board of Directors has fixed April 10, 2015, as the record date for determining shareholders entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.  Only shareholders of record at the close of business on April 10, 2015, are entitled to notice and to vote at the Meeting.

    Your vote is important regardless of the number of shares you own. All shareholders are invited to attend the Meeting in person, but if you do not plan to attend this Meeting, please mark, date, and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. This proxy is solicited on behalf of the Board of Directors and may be revoked by written notice to the Secretary of the Company at any time prior to exercise thereof.

    Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 may be accessed on our website at www.fgb.net.

    We hope that you will be able to attend the Meeting, and if you do, you may vote your shares in person if you wish.

BY ORDER OF THE BOARD OF DIRECTORS

Eric J. Dosch
Treasurer and Secretary
Hammond, Louisiana

April 20, 2015

FIRST GUARANTY BANCSHARES, INC.
400 East Thomas Street
Hammond, Louisiana  70401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 21, 2015

The following information is furnished in connection with the Annual Meeting of Shareholders (the “Meeting”) of First Guaranty Bancshares, Inc. (the “Company”) to be held on Thursday, May 21, 2015, at 2:00 p.m., local time, in the Auditorium, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, and any adjournment or postponement thereof. This proxy statement and proxy is first being given or mailed to shareholders on or about April 20, 2015.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies will be borne by the Company. The directors, officers and employees of the Company may solicit proxies by telephone or personal interview. In addition, it is anticipated that banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to their principals and to obtain authorizations for the execution of proxies. The Company shall, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

VOTING OF PROXIES

The Board of Directors of the Company has fixed the close of business on April 10, 2015 as the record date for determining the shareholders entitled to vote at the Meeting. Accordingly, only holders of record as of that date are entitled to vote.  At that date, the Company had 6,291,332 outstanding shares of $1 par value common stock. Each share of common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of our shares of common stock will constitute a quorum for the transaction of business at the Meeting. Brokers holding shares of Company common stock for clients in street name are permitted, without receiving instructions from the client, to vote clients' shares on routine, non-controversial matters such as the ratification of the appointment of the independent registered public accounting firm, but are not permitted to vote on non-routine matters such as the election of directors or the non-binding vote on executive compensation. A vote that is not cast for this reason is a "broker non-vote".  Express abstentions and broker non-votes made at the Meeting, in person or by proxy, will be counted for purposes of determining that a quorum is present but will not be counted with respect to the vote on the matters to be considered at the Meeting.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed, or “FOR ALL EXCEPT” nominees who are identified on the proxy card.  Directors are elected by a plurality of votes cast.

As to the advisory, non-binding vote with respect to our executive compensation as described in this Proxy Statement, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of the holders of a majority of the shares cast in person or by proxy at the Meeting and entitled to vote on this proposal is required to approve this proposal.  While this vote is required by law, it will neither be binding on the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors.

    As to the ratification of the appointment of Castaing, Hussey & Lolan, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2015 as described in this Proxy Statement, a shareholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) “ABSTAIN” from voting on the ratification. The affirmative vote of the holders of a majority of the shares cast in person or by proxy at the Meeting and entitled to vote on this proposal is required to ratify this proposal.

All proxies that are properly executed and returned to the Company will be voted at the Meeting, and any adjournment thereof, as specified by the shareholders in the proxies. A proxy may be revoked at any time before it is exercised by revoking it in writing, submitting a later dated proxy or voting in person at the Meeting. If a shareholder (other than a broker holding shares in street name) signs, dates and returns the proxy but does not indicate the manner in which he desires his shares to be voted, the shares will be voted “FOR” proposals 1, 2 and 3.

The Board of Directors of the Company is not aware of any business to be acted upon at the Meeting other than the matters described in this proxy statement. If, however, other proper matters are brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxy holders will have discretion to vote or abstain from voting thereon according to their best judgment. Should any nominee for director be unable or unwilling to serve, the proxy holders will have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors of the Company has fixed the number of directors of the Company at five.  The persons named on the Proxy will vote only for the five named nominees, except to the extent that authority to so vote is withheld as to one or more nominees. The persons elected as directors are to serve until the next Annual Shareholders Meeting or until their successors are duly elected and qualified.

The following persons are the current members of the Board of Directors of the Company and have been nominated by the Board of Directors for election as directors of the Company. Each nominee's name, age, present positions with the Company, if any, principal occupation for the past five years, directorships in other public companies, and the year each first became a director of the Company and information regarding the person’s experience, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director are set forth below.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees listed below for election as directors.

Name	Age(1)	Director Since(2)	Principal Occupation During the Past Five Years

William K. Hood	64	1977
President of Hood Automotive Group since 1977 and a director of Entergy Louisiana, Inc. from 1987 to 2010. Mr. Hood’s extensive management experience in running a business enterprise provides the Board with valuable insight into his oversight of management.

Alton B. Lewis, Jr.	65	2002
Vice Chairman, Chief Executive Officer of the Company and the Bank since October 1, 2009. President of the Company and the Bank since January 1, 2013.  Partner of the law firm of Cashe, Lewis, Coudrain & Sandage and its predecessor from January 1980 to September 30, 2009. Mr. Lewis’ prior experience representing various companies, knowledge of the legal system and experience in running the law firm he previously was associated with makes Mr. Lewis an effective chief executive of the Company and has improved the execution of the Company’s business plan.

Marshall T. Reynolds	78	1993
Chairman of the Company’s Board of Directors since inception in July 2007. Chairman of First Guaranty Bank’s Board of Directors since May 1996. Chairman of the Board and Chief Executive Officer of Champion Industries, Inc. since 1992, a holding company for commercial printing and office products companies. President of Champion Industries, Inc. from December 1992 to September 2000. President and general manager of The Harrah and Reynolds Corporation, predecessor of Champion Industries, Inc., from 1964 (and sole shareholder from 1972) to present. Chairman of the Board of River City Associates, Inc (owner of Pullman Plaza Hotel) since 1989. Chairman of the Board of Directors, Broughton Foods Company from November 1996 to June 1999; Director (from 1983 to November 1993) and Chairman of the Board of Directors (from 1983 to November 1993) of Bank One West Virginia Corporation (formerly Key Centurion Bancshares, Inc.). Chairman of the Board of Premier Financial Bancorp, Inc. of Huntington, West Virginia since 1996. Chairman of the Board of Portec Rail Products, Inc. in Pittsburgh, Pennsylvania from December 1997 until December 2010, Director of Summit State Bank in Santa Rosa, California since December 1998, and Director of First State Financial Corporation in Sarasota, Florida from 1999 to 2009. Chairman of the Board of Directors of Energy Services of America Corporation in Huntington, West Virginia since 2006. Mr. Reynold’s experience in running both public and private enterprises, including his extensive experience on the boards of financial institutions provides significant experience on the Board’s oversight of management.

Glenda B. Glover	61	2011
Dr. Glover is President of Tennessee State University.  She was the Dean of the College of Business of Jackson State University from 1994 to 2012. Dr. Glover currently is a Director of Pinnacle Financial Corporation and is a past director for American Learning Corporation and Alternate Energy Holdings, Inc. She served as a Director of The Student Loan Corporation from May 1998 to December 31, 2010, a Director of Lenox Group Inc. and former International Treasurer and member of the Board of Directors of Alpha Kappa Alpha Sorority, Inc. She also is Chairperson of the Jackson (MS) Airport Authority Board of Commissioners. Dr. Glover holds a Ph.D. in Business from George Washington University and her J.D. from Georgetown University Law Center. She is one of few African American women to hold the Ph.D- JD- CPA combination in the nation. She holds a BS in Mathematics from Tennessee State University and an MBA from Clark-Atlanta University.  Dr. Glover is a valuable member of the Board and is Chairperson for the Board’s Audit Committee.

Edgar R. Smith, III	51	2007
Mr. Smith was appointed to the board of directors of First Guaranty Bancshares on October 16, 2014. He has been a member of the board of directors of First Guaranty Bank since February 2007. Mr. Smith currently serves as Chairman and Chief Executive Officer of Smitty’s Supply, Inc., a leading manufacturer and distributor of oil and gasoline lubricants and related products. He served as Chief Executive Officer since 1999 and became Chairman in 2012. Mr. Smith is also Chairman, President and Chief Executive Officer of Latch Oil, Inc., a manufacturer and distributor of oil lubricants and related products in Jasper, Texas since 2013, sole shareholder and Chairman of Cam2 International, LLC, which markets a complete line of oil and gas lubricants, since 2014, and President of Big 4 Trucking, a freight shipping and trucking company, since 2012. We believe that Mr. Smith’s successful career as a business leader and extensive experience running various business enterprises qualifies him to serve on our board.

1 As of April 10th, 2015.
2 Includes service as a Director of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

The following person is a current executive officer of the Company who is not also a member of the board.  The executive officer's name, age, present position with the Company, principal occupation for the past five years, directorships in other public companies, and the year he first became an executive officer of the Company is set forth below.

Name	Age(1)	Executive Officer Since(2)	Principal Occupation During the Past Five Years

Eric J. Dosch	36	2010
Chief Financial Officer of the Company and First Guaranty Bank.  Mr. Dosch has worked for First Guaranty Bank since 2003.  During his nine years at First Guaranty Bank, Mr. Dosch has held positions in commercial lending and credit including Chief Credit Officer. Prior to working at First Guaranty, Mr. Dosch was a financial analyst with Livingston & Jefferson, a private asset management firm located in Cincinnati, Ohio.  Mr. Dosch is a CFA® Charterholder and a graduate from The Graduate School of Banking at Louisiana State University.  Mr. Dosch obtained his undergraduate degree from Duke University in 2001.

1 As of April 10th, 2015.
2 Includes service as an executive officer of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

The Company’s Board of Directors currently expects to vote the Company’s shares to re-elect the following slate of First Guaranty Bank Board of Directors:

Anthony J. Berner, Jr.	William K. Hood	Ann A. Smith
Charles Brister	Edwin L. Hoover, Jr.	Edgar R. Smith, III
Gloria Dykes	Alton B. Lewis
Phillip E. Fincher	Morgan S. Nalty
Robert H. Gabriel	Daniel F. Packer
Andrew Gasaway, Jr.	Marshall T. Reynolds
Glenda B. Glover	Nancy C. Ribas
Daniel P. Harrington	Richard W. Sitman

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding the only persons who are known by the Company to own beneficially more than 5% of the outstanding common stock of the Company. Each beneficial owner exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each principal shareholder disclaims beneficial ownership of all shares owned by his spouse, a trust or business entity with which he is affiliated, or of which he acts as custodian.

	Amount of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Shares	Percent

Marshall T. Reynolds (1)	1,497,575	23.8%
P O Box 4040
Huntington, WV 25729

Douglas V. Reynolds (2)	521,269	8.3%
P O Box 4040
Huntington, WV 25729

Daniel P. Harrington (3)	379,070	6.0%
30195 Chagrin Blvd., Ste 310-N
Pepper Pike, OH 44124

William K. Hood (4)	409,216	6.5%
58191 Old US 51
Amite, LA 70422

____________________________________________________________________________________________
(1)
Mr. Marshall T. Reynolds is Chairman of the Board.  Includes 3,300 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,546 shares owned by Champion Leasing Corp., 5,166 shares owned by The Harrah & Reynolds Corporation and 11,998 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 9,532 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Does not include 105,200 shares beneficially owned by Mr. Reynold’s son, Jack Reynolds, and 521,269 shares beneficially owned by Mr. Reynold’s son, Douglas Reynolds. 1,478,755 shares are pledged as collateral for a loan.

(2)	Includes 146,303 shares owned by Reynolds Capital Partners, LLP. Mr. Douglas V. Reynolds is the son of Marshall T. Reynolds.
(3)
Includes 369,005 shares owned by TVI Corp. of which Mr. Daniel P. Harrington is President and Director. The Board of Directors of TVI has voting and investment power over such shares. Also includes 6,107 shares owned by Brothers Capital Corp. over which Mr. Harrington has sole voting and investment power and 3,666 shares of which Mr. Harrington is a joint owner who has shared voting and investment power over such shares.

(4)
Includes 42,442 shares owned by Hood Investments, LLC, 2,860 shares owned by Amite Mini Storage of which Mr. Hood is an affiliate, 3,636 shares owned by minors in which Mr. Hood is custodian, and 15,217 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power. Also includes 241,006 shares owned by Smith & Hood, LLC of which Mr. Hood is President and Chairman.

Security Ownership of Directors, Nominees, and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of the Company's outstanding capital stock by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group as of April 10, 2015. Each director, nominee for director and executive officer exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Exchange Act, each person listed below disclaims beneficial ownership of all shares owned by his or her spouse, a trust or a business entity with which he or she is affiliated, or of which he or she acts as custodian.

		Amount of Common
		Stock Beneficially
		Owned
Name	Title	Shares	Percent

Marshall T. Reynolds (1)	Chairman of the Board of Directors	1,497,575	23.8%

William K. Hood (2)	Director	409,216	6.5%

Alton B. Lewis, Jr.(3)	President, Chief Executive Officer and Director	32,839	0.5%

Glenda B. Glover	Director	2,000	*%

Eric J. Dosch(4)	Chief Financial Officer, Treasurer and Secretary	6,643	0.1%

Edgar R. Smith, III(5)	Director	283,109	4.5%

All directors, nominees for
director, and executive officers as a group		1,990,3766)	31.6%

(6 persons)

*	Less than one-tenth of one percent.
(1)
Includes 3,300 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,546 shares owned by Champion Leasing Corp., 5,166 shares owned by The Harrah & Reynolds Corporation and 11,998 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 9,532 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Does not include 105,200 shares beneficially owned by Mr. Reynold’s son, Jack Reynolds, and 521,269 shares beneficially owned by Mr. Reynold’s son, Douglas Reynolds. 1,478,755 shares are pledged as collateral for a loan.

(2)
Includes 42,442 shares owned by Hood Investments, LLC, 2,860 shares owned by Amite Mini Storage of which Mr. Hood is an affiliate, 3,636 shares owned by minors in which Mr. Hood is custodian, and 15,217 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power. Also includes 241,006 shares owned by Smith & Hood, LLC of which Mr. Hood is President and Chairman.

(3)	Includes 530 shares of which Mr. Lewis is a joint owner who has shared voting and investment power over such shares.
(4)	Includes 250 shares owned by minors in which Mr. Dosch is custodian. Also includes 100 shares owned by Mr. Dosch’s spouse. 1,000 shares are pledged as collateral for a loan.
(5)	Includes 41,103 shares owned by Big 4 Investments of which Mr. Smith is President and 241,006 shares owned by Smith & Hood, LLC of which Mr. Smith is a co-owner.
(6)	Total number of shares includes only 241,006 shares with respect to the shares co-owned by Messrs. Hood and Smith through Smith & Hood, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company is not aware of any instances during 2014 in which executive officers and directors of the Company failed to make timely filings required by Section 16(a) of the Exchange Act.  The Company relies on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Board Leadership Structure

The Company has chosen to separate the principal executive officer and board chair positions in order to provide a higher degree of independence and transparency between the Board and management. This leadership structure of the Board has been in place since the inception of the Company.  The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings, and presides over meetings of the full Board.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Board believes that this leadership structure is most appropriate given the Board’s and the Company’s conservative risk profile and the Board’s role in monitoring the Company’s execution of its business plan and the risk elements associated with such execution. Given the independent roles both the Board and management have in monitoring the Company’s risk, the Company believes that its current leadership structure is well positioned to identify and mitigate these and other risks as they may arise.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

BOARD COMMITTEES AND MEETINGS

General

During 2014, there were fifteen meetings of the Company’s Board of Directors. There were thirteen meetings of the Bank’s Board of Directors, five meetings of the Company’s and Bank’s Audit and Examination Committee and twelve meetings of the Bank’s Executive Committee. All of the Company’s directors attended at least 75% of the aggregate number of meetings of the Company’s Board of Directors plus meetings of committees on which that particular director served during this period. The Company strongly encourages all members of the Board of Directors to attend the Annual Meeting of Shareholders. At the Company’s 2014 Annual Shareholders Meeting, four out of four of the Company’s Board of Directors were present and 15 of 19 Bank Board members were present.

The Company’s Board of Directors has three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee and (3) a Compensation Committee. The Board as a whole met and functioned as the Nominating and Corporate Governance Committee and Compensation Committee.

Audit Committee

The members of the Company’s Audit Committee are Glenda B. Glover, Chairman, William K. Hood and Edgar R. Smith, III.  Glenda B. Glover, William K. Hood and Edgar R. Smith III are the current independent directors on the Audit Committee within the meaning of NASDAQ Stock Market rules and Rule 10A-3 of the Exchange Act.  The Audit Committee met five times in 2014. The Company’s Audit Committee Charter is published on www.fgb.net.

The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s accounting and financial reporting process and systems of internal controls.

•	Monitor the independence and performance of the Company’s external auditors, internal auditors and outsourced internal audit consultants.

•	Facilitate communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants.

•	Maintain oversight of the external auditors, including the appointment, compensation and, when considered necessary, the dismissal of the external auditors.

•	Review and approve the scope of the annual audit, the audit fee and the financial statements and pre-approve all auditing and permitted non-audit services.

Additional functions of the Company’s Audit Committee include serving as a channel of communication between the auditor and regulatory examiners and the Board of Directors, reviewing examinations of the Company, reviewing the results of each external audit of the Company, reviewing the Company's annual and quarterly financial statements, considering the adequacy of the Company’s internal financial controls, and attending to other matters relating to the appropriate auditing and accounting principles and practices to be used in the operation of the Company in the preparation of its financial statements. This Committee also supervises the activities of the Internal Audit Department and approves the annual program of work. In taking actions, the Company’s Audit Committee considers the Bank’s Audit Committee recommendations.

The members of the Bank’s Audit and Examination Committee are William K. Hood, Chairman, Anthony J. Berner, Jr., Glenda B. Glover, Gloria M. Dykes, and Edwin L. Hoover, Jr.

Nominating and Corporate Governance Committee

The members of the Company’s Nominating and Corporate Governance Committee are Marshall T. Reynolds, Chairman, Edgar R. Smith, III, Glenda B. Glover and William K. Hood. All members of the Nominating and Corporate Governance Committee are independent directors within the meaning of the NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee met one time in 2014. The purpose of the Nominating and Corporate Governance Committee of the Company shall be to identify qualified individuals to become Board members; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing the Company’s corporate governance principles; and developing and implementing the Company’s Code of Conduct and Ethics.

The Nominating and Corporate Governance Committee has the authority to:

a.
Lead the search for individuals qualified to become members of the Board, and to select director nominees to be presented to the Board for its approval, and to shareholders for approval at the annual meeting of shareholders.  The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its shareholders.  In addition, the Committee has adopted procedures for the submission of recommendations by shareholders, as it deems appropriate. The Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

b.	Review and monitor the Board’s compliance with applicable NASDAQ Stock Market listing standards for independence.

c.
Make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria (such as independence, experience relevant to the needs of the Company, leadership qualities, and stock ownership) for the selection of individuals to be considered for election or re-election to the Board.

d.	Review the Board’s committee structure and recommend to the Board for its approval directors (members and chairs) to serve on each committee.

e.
Develop corporate governance principles and a code of conduct and ethics, and recommend such guidelines and code to the Board for its approval.  The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

f.	Review, as appropriate and in consultation with the Compensation Committee, director compensation, and benefits.

g.
Retain and determine any search firm to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in fulfilling its responsibilities. The Committee shall notify the Board prior to retaining any search firm, counsel or other advisors.  The Committee shall have sole authority to approve related fees and retention terms.

h.	Report to the full Board of Directors any actions taken for ratification of the Committee’s actions by the Board as necessary.

The Nominating and Corporate Governance Committee Charter may be accessed on www.fgb.net. It is expected that the Nominating Committee will use the same process to evaluate potential candidates recommended by shareholders as it uses to evaluate any other potential candidate.  Shareholders wishing to propose a nominee to the committee should send written notice to Mr. Marshall T. Reynolds at the following address:  P. O. Box 2009, Hammond, LA 70404. The notice should include:

➢
The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee; information that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director; and

➢	The name and address of the shareholder giving the notice and the class and number of shares of stock of the Company of which the shareholder is the record owner.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:
➢	The appropriate size of the Company’s Board of Directors;
➢	The needs of the Company with respect to the particular talents and experience of its directors;
➢	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service;
➢	Experience with accounting rules and practices;
➢	Appreciation of the relationship of the Company’s business to the changing needs of society; and
➢	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interest of the Company and its shareholders. The Committee also believes it appropriate for certain key members of the Company’s management to participate as well as members of the Bank’s Board of Directors.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board of Directors willing to serve an additional term. Current members of the Board who are willing to continue to serve as a member will be considered for re-nomination. If any member of the Board does not wish to continue to serve on the Board or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Committee may identify a new nominee. Current Board members are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. Although the Company reserves the right to do so, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees.

While the Board of Directors does not maintain a written policy on diversity which specifies the qualities or factors the Board must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board does take into account:

➢	the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members;

➢	the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and

➢	the number of independent outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

The Company’s By-Laws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Shareholders. Those provisions are discussed in more detail in this proxy statement below under the heading “2015 Annual Meeting”.

The Company has established a formal process by which shareholders may communicate with the Board of Directors. This process may be accessed on our website at www.fgb.net. Every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors and that appropriate responses are provided to shareholders in a timely manner.

You can contact our Directors by mail in care of the Recording Secretary to the Board of Directors, First Guaranty Bancshares, Inc., P. O. Box 2009, Hammond, LA 70404. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Compensation Committee

The members of the Company’s Compensation Committee are Marshall T. Reynolds, Chairman, William K. Hood, Edgar R. Smith, III and Glenda B. Glover.  All members of the Compensation Committee are independent directors within the meaning of the NASDAQ Stock Market rules. The Compensation Committee met one time in 2014.  The Compensation Committee Charter may be accessed on www.fgb.net.  The purpose of the Compensation Committee of the Company is to review and approve the compensation and benefits provided to the Company’s directors and executive management.  In addition, the Compensation Committee recommends the compensation arrangements for senior management and directors and the adoption of compensation plans in which officers and directors are eligible to participate and oversees any such plans that are adopted by the Company.

During 2014, the Company’s Compensation Committee reviewed and set the salaries and bonuses of the executive officers of the Company. The Chief Executive Officer made recommendations to the Committee for salary and bonuses.  In making salary and bonus decisions, the Compensation Committee considers past and current performance of those executive officers, the Company’s performance and current market conditions.

The Compensation Committee has the authority to delegate to the Chairman of the Compensation Committee the authority to review and set the compensation of the Chief Executive Officer, President, other executive officers or other employees.

Neither the Company nor the Compensation Committee hired an outside consulting firm to determine or recommend the amount or forms of any compensation in 2014.

BOARD OF DIRECTORS INDEPENDENCE

The Board of Directors determines the independence of each director in accordance with the NASDAQ Stock Market rules, which include all elements of independence as set forth in the listing requirements for NASDAQ securities. The board of directors has determined that all of our directors are “independent” within the meaning of such standards, with the exception of Mr. Lewis who is the President and Chief Executive Officer. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Reynolds, Mr. Hood, Dr. Glover and Mr. Smith do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors considered the current and prior relationships that each director has with First Guaranty Bancshares and First Guaranty Bank and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

           In determining the independence of Director Hood, the Board considered the Company’s payments of $44,000 that were made to subsidiaries of Hood Automotive Group, of which Mr. Hood is President, during 2014.  These expenses included the purchases and maintenance of Company automobiles.

REPORT OF THE AUDIT COMMITTEE

In performance of its obligations and in accordance with SEC rules, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and its independent auditors, Castaing, Hussey & Lolan, LLC, and has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees.” In addition, the Audit Committee received from the auditors written disclosures and the letter regarding the auditors’ independence required by the Public Company Accounting Oversight Board and discussed with the auditors their independence.

The Audit Committee received reports throughout the year on the Company’s internal controls for compliance with the requirements for Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under. The Board of Directors has determined that at least one member of the Audit Committee, Glenda B. Glover, is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission.  The Audit Committee will continue to receive updates from the internal auditors and management on the process of the Company’s internal controls.

Based on the above-mentioned review and discussions, the Audit Committee approved the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee:
Glenda B. Glover, Chairperson

William K. Hood

Edgar R. Smith, III

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The following table sets forth the total compensation paid by the Company during the last two fiscal years to the Company’s Principal Executive Officer and the other most highly compensated executive officer whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2014.  We refer to these individuals as “named executive officers.”

Summary Compensation Table*

				All Other
Name and Principal Position	Year	Salary	Bonus 1	Compensation2	Total

Alton B. Lewis, Jr.	2014	292,749	28,253	13,308	334,310
Vice Chairman, President and Chief Executive Officer	2013	282,500	25,115	10,896	318,512

Eric J. Dosch	2014	122,434	19,917	1,448	143,799
Chief Financial Officer, Treasurer, and Secretary	2013	116,703	17,625	1,582	135,910
__________________________________________________________________________________
*	Includes service as an executive officer of First Guaranty Bank, a wholly owned subsidiary of the Company.
(1)
Includes distributions under the company-wide annual bonus which equaled one week’s base salary, a discretionary cash bonus and a discretionary bonus payable in the form of the Company’s common stock, the value of which is equal to the fair market value of the common stock on the date of payment.

(2)
Includes employer matching contributions to the 401(k) plan in the amounts of $3,900 for Mr. Lewis and $337 for Mr. Dosch for the year ended December 31, 2014.  Also includes premiums paid for excess group life insurance coverage for Mr. Lewis in the amount of $9,018 and Mr. Dosch of $1,111 for the year ended December 31, 2014.  Neither named executive officer received any perquisites or benefits, in the aggregate, that was equal to or greater than $10,000.

In 2014, our named executive officers received a combination of base salary, annual cash bonuses and stock bonuses, in addition to other benefits. The performance of the named executive officers in managing the Company and First Guaranty Bank, when considered in light of general economic, specific company, industry and competitive conditions, is the basis for determining their overall compensation.

The Compensation Committee determined the total compensation for each named executive officer for 2014. Compensation is paid based on the named executive officers’ individual and departmental performance, as well as our overall performance. In assessing our performance for compensation purposes, numerous factors were considered, including earnings during the past year relative to budget plans, asset growth, business plans for our future direction, and our safety and soundness. Compensation paid by other financial institutions in our geographic market area, with similar asset size, is also considered by the compensation committee. An assessment of each individual executive’s performance is based on the executive’s responsibilities and a determination of the named executive officer’s contribution to our performance and the accomplishment of our strategic goals.

Severance or Change in Control Arrangements

The Company does not have any severance or change-in-control agreements with its named executive officers.

Base Salary

Base salary is paid in order to provide each named executive officer with sufficient, regularly-paid income that is commensurate with his knowledge, skills and abilities necessary to execute his job duties and responsibilities. The base salaries for Messrs. Lewis and Dosch for 2014 were based on the above factors, including our current financial performance as measured by earnings, asset growth, and overall financial soundness. Additional considerations were their leadership in setting high standards for financial performance, motivating management and continued involvement in community affairs.  In addition, in 2014, the Compensation Committee approved a base salary of $300,000 for Mr. Lewis due to prevailing market conditions and his significant contributions to the overall performance of the Company.  In October 2014, the Compensation Committee approved a base salary of $126,240 for Mr. Dosch due to his individual performance and increased responsibilities during 2014.

Cash Bonuses

Bonuses are discretionary and are generally awarded to the named executive officers based on the extent to which we achieve annual performance objectives established by the Compensation Committee. Bonuses are determined by the Compensation Committee following a year-end assessment of our financial performance. The performance criteria used by the Compensation Committee to determine the bonuses are not established until the end of the year and are not necessarily communicated to the officers. Company performance objectives may include net income, return on average assets (“ROAA”) and return on average equity (“ROAE”) goals. ROAA measures management’s overall effectiveness at managing and investing the Company’s assets. ROAE measures the net after-tax return provided to the Company’s shareholders. Based on the foregoing, Messrs. Lewis and Dosch earned a cash bonus of $15,000 and $10,000, respectively, for the year ended December 31, 2014.

In addition, Messrs. Lewis and Dosch received a holiday bonus of $5,760 and $2,424, respectively, which represents one week of base pay. This holiday bonus was payable to all employees of First Guaranty Bank.

Stock Bonuses

First Guaranty Bank paid quarterly bonuses in the form of Company common stock to employees, including named executive officers, as a part of a broad-based employee bonus program. These bonus payments do not have a vesting requirement or any other restrictions and are expensed as awarded based on the fair value of the stock. The Company has historically purchased common stock in the open market to satisfy the awards. These bonus payments are typically issued based on employee performance, and are discretionary and are not governed under a stock plan. During the year ended December 31, 2014, Messrs. Lewis and Dosch each received 306 shares in the form of stock bonuses.

Components of Executive Officer Compensation continued

Benefit Plans

401(k) Plan. First Guaranty Bank has adopted the First Guaranty Bank Savings Plan (the “401(k) Plan”), which is a qualified, tax-exempt profit sharing plan with a “cash or deferred” feature that is tax-qualified under Section 401(k) of the Internal Revenue Code. All employees who have attained age 21 with one year of service are eligible to participate in the 401(k) Plan.

Participants may elect to defer a percentage of their compensation each year instead of receiving that amount in cash, in an amount up to 20% of their compensation to the 401(k) Plan, provided that the amount deferred does not exceed $17,500 for 2014. In addition, for participants who are age 50 or older by the end of any taxable year, the participant may elect to defer additional amounts (called “catch-up contributions”) to the 401(k) Plan. The “catch-up contributions” may be made regardless of any other limitations on the amount that a participant may defer to the 401(k) Plan. The maximum “catch-up contribution” that a participant can make in 2014 is $5,500. For these purposes, “compensation” includes total compensation (including salary reduction contributions made under the 401(k) Plan), but does not include compensation in excess of $260,000 for 2014. In addition, First Guaranty Bank makes a discretionary matching contribution to the 401(k) Plan that is determined by First Guaranty Bank. The discretionary contribution is allocated among the participants’ accounts on the basis of each participant’s annual elective deferral contributions to the 401(k) Plan.

A participant is always 100% vested in his or her salary deferral contributions. However, a participant will vest at a rate of 25% per year, beginning after the completion of two years of service, such that the participant will become 100% vested upon the completion of five years of service. The vested portion of a participant’s account under the 401(k) Plan, together with investment earnings thereon, is normally distributed following retirement, death, disability or other termination of employment, in the form of a single lump-sum payment. Our common stock is not offered as an investment option under the 401(k) Plan.

ESOP. First Guaranty Bank maintains the First Guaranty Bank Employee Stock Ownership Plan (the “ESOP”), which is a tax-qualified defined contribution plan designed to invest primarily in employer securities. In October 2010, the ESOP was frozen such that no additional contributions were made to the ESOP thereafter. As of December 31, 2014, the ESOP held 16,420 shares of our common stock.

Tax and Accounting Considerations

The Company evaluates the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements.

Stock Ownership Requirements

 The Company encourages directors and executive officers to purchase stock. The Company has not adopted formal stock ownership requirements for its directors or executive officers.

DIRECTORS’ COMPENSATION

We pay fees to our non-employee directors for their participation in board and committee meetings held throughout the year. Directors who are also employees do not receive additional compensation for their service as directors. For the year ended December 31, 2014, our non-employee directors were paid $600 for each board meeting attended (including First Guaranty Bank board meetings). In addition, non-employee directors were paid $125 for each committee meeting attended (including First Guaranty Bank committee meetings) and $300 for each First Guaranty Bank loan committee meeting attended.

The following table is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2014.

Directors’ Compensation
	Fees Earned	All
	or Paid	Other
	in Cash(1)	Compensation(2)	Total

Marshall T. Reynolds	$ 19,675	$ —	$ 19,675
William K. Hood, Jr.	31,425	246	31,671
Glenda B. Glover	15,800	751	16,551
Edgar R. Smith, III	11,200	224	11,424

___________________________________________________________________________________________
(1)	Includes fees paid by First Guaranty Bank, a wholly owned subsidiary of the Company.
(2)	Reimbursement for travel to Board meetings.

TRANSACTIONS WITH RELATED PARTIES

The Company is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates and/or immediate family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and that do not involve more than the normal risk of collectability or present other unfavorable features. The Board reviews and approves related party transactions.

At December 31, 2014, the aggregate funded amount of extensions of credit to directors, executive officers, principal shareholders and their associates, as a group was $53.8 million or approximately 38.5% of total equity.  Unfunded commitments totaled $19.7 million.

During the years ended December 31, 2014 and 2013, the Company paid:

i.
approximately $0.2 million and $0.5 million, respectively, for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Marshall T. Reynolds, the Chairman of the Company’s Board of Directors, is President, Chief Executive Officer, Chairman of the Board of Directors and holder of 53.7% of the common stock as of January 9, 2015; and

ii.
paid insurance expenses of $2.3 million and $2.4 million for 2014 and 2013, respectively for participation in an employee medical benefit plan in which several entities under common ownership of the Company's Chairman participate.  The Company terminated the plan in 2014 and enrolled in a fully insured plan from a third party national provider of health insurance.

The Company believes that the terms of its related party transactions are no less favorable to the Company than could be obtained with an independent third party.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

PROPOSAL 2 – ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our other most highly compensated executive officer of the Company (“Named Executive Officers”) is described in “Executive Compensation.”  Shareholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, shareholders will be asked at the Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the shareholders of First Guaranty Bancshares, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement, the compensation tables and other narrative executive compensation disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 2.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Castaing, Hussey & Lolan, LLC served as the Company’s independent registered public accounting firm in 2014 and 2013. Representatives of Castaing, Hussey & Lolan, LLC are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee of the Company has approved the engagement of Castaing, Hussey & Lolan, LLC to be the Company’s independent registered public accounting firm for the year ending December 31, 2015, subject to the ratification of the engagement by our shareholders. At the Annual Meeting, shareholders will consider and vote on the ratification of the Audit Committee’s engagement of Castaing, Hussey & Lolan, LLC for the year ending December 31, 2015.

Shareholder ratification of the selection of Castaing, Hussey & Lolan, LLC as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Castaing, Hussey & Lolan, LLC to the shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the engagement of Castaing, Hussey & Lolan, LLC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

 Audit Fees

Castaing, Hussey & Lolan, LLC provided audit services to the Company consisting of the annual audit of the Company’s 2014 and 2013 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and review of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2014 and 2013. Castaing, Hussey & Lolan, LLC did not provide any services related to the financial information systems design/implementation or internal audit outsourcing to the Company during 2014 or 2013.

Castaing, Hussey & Lolan, LLC Fees

	Fiscal Year	Percentage	Fiscal Year	Percentage
Fee Category	2014	of Total	2013	of Total
Audit Fees	$198,600	57%	$191,800	80%
Audit-Related Fees	125,660	36%	17,500	7%
Tax Fees	22,700	6%	22,100	9%
All Other Fees	3,400	1%	7,930	4%
Total Fees	350,360	100%	239,330	100%

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements filed on Form 10-K, reviews of the financial statements included in each of the Company’s Quarterly Reports filed on Form 10-Q and accounting consultations that related to the audited financial statements which are necessary to comply with generally accepted auditing standards.

Audit-Related Fees. These fees consisted primarily of audits of employee benefit plans, specific internal control process reviews and consultations regarding accounting and financial reporting. Audit-related fees in 2014 also included amounts billed related to the Company’s registration statement to facilitate a common stock offering.

Tax Fees. These are fees billed for professional services related to tax compliance, tax advice and tax planning, including the preparation and filing of tax returns.

All Other Fees. These are fees for all other permissible services that do not meet the above category descriptions. Fees in this category for 2014 and 2013 were for acquisition due diligence assistance services.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the ratification.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF CASTAING, HUSSEY & LOLAN, LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Committee or the Chair of the Committee under authority delegated by the Committee, will pre-approve all services (audit and permissible non-audit services) performed by the external auditors and the associated costs and fees, in order to assure that the provision of such services does not impair the external auditors’ independence. Any services approved by the Committee Chair will be brought to the full Committee for approval at the next scheduled Committee meeting.  Services which qualify under the de minimis exception to the Sarbanes-Oxley Act of 2002 shall be approved by the Committee or a delegated Committee Member prior to the completion of the audit.

SHAREHOLDER PROPOSALS

2016 Annual Meeting

The deadline for submission of shareholder proposals to be considered for inclusion in the proxy materials relating to the 2016 Annual Meeting is December 22, 2015.

Shareholder proposals to be presented at the 2015 Meeting, but not included in the proxy materials for that Meeting, must be submitted not less than 30 or more than 90 days before the date of the Meeting (or within 10 days of the date of notice or prior public disclosure of the date of the Meeting, if such notice or disclosure is given or made less than 40 days before the date of the Meeting). Under the Company’s By-Laws, a shareholder must furnish certain specified information in writing about the matters proposed to be brought before the Meeting and about the shareholder submitting the proposal and must be addressed to the Secretary of First Guaranty Bank at P. O. Box 2009, Hammond, Louisiana, 70404.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Meeting other than those mentioned above. However, if any other matters are properly brought before the Meeting, or any adjournment of postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all employees as well as all members of the Board of Directors. The Company also has adopted a Code of Ethics related to financial reporting that applies to senior financial officers. Both Codes of Ethics are available at www.fgb.net.

Form 10-K

Upon written request by any shareholder who makes a good faith representation that he or she is a shareholder of the Company as of April 10, 2015 and entitled to vote at the Meeting, the Company will provide a copy of the 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including statements, schedules, and exhibits thereto. These documents, including proxy materials may also be accessed on our website at www.fgb.net or the Securities and Exchange Commission’s website at www.sec.gov. Such requests should be addressed to Eric J. Dosch, Chief Financial Officer, Treasurer and Secretary, First Guaranty Bancshares, Inc. P.O. Box 2009, Hammond, Louisiana 70404-2009.

By Order of the Board of Directors

Eric J. Dosch
              Treasurer and Secretary
Hammond, Louisiana
April 20, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY CARD

The undersigned hereby constitutes and appoints Marshall T. Reynolds and Eric J. Dosch and each of them acting alone, with full power of substitution, the true and lawful attorneys and proxies of the undersigned to attend the annual meeting of the shareholders of First Guaranty Bancshares, Inc. to be held on May 21, 2015, at 2:00 p.m., central daylight time, and any adjournment or postponement thereof, and to vote the shares of said Company standing in the name of the undersigned as directed below. At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof, including discretionary authority to vote with respect to the election of any person to any office for which a bona fide nominee is named in the Proxy Statement dated April 20, 2015 (the “Proxy Statement”) and such nominee is subsequently unable to serve or for good cause refuses to serve.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 listed below.

1.	To elect the nominees listed below

FOR	WITHHOLD	FOR ALL EXCEPT
	ALL	(WRITE NAME BELOW)
☐	☐	☐

Glenda B. Glover
William K. Hood
Alton B. Lewis
Marshall T. Reynolds
Edgar R. Smith, III

INSTRUCTIONS: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided above.

2.	An advisory, non-binding vote with respect to our executive compensation as described in the Proxy Statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	Ratification of the appointment of Castaing, Husey & Lolan, LLC as independent registered public accounting firm for the year ending December 31, 2015.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The shares represented by this proxy will be voted as directed herein by the stockholder. If no direction is specified when the duly executed proxy is returned, this proxy will be voted “FOR” each of the proposals stated above.

The undersigned acknowledges receipt of a notice of the annual meeting and a Proxy Statement dated April 20, 2015 and our Annual Report with audited financial statements.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated this _____day of _____________, 2015

_____________________
Signature of Stockholder(s)